EXHIBIT 99.1

PRESS RELEASE

SATCON REPORTS FOURTH QUARTER AND FISCAL YEAR END 2008 FINANCIAL RESULTS

•                  Q4 revenue increased 58% year over year

•                  Record full-year revenue of $62.5 million — up 49% year over year

•                  Q4 gross margin improved to 24% from -3% in Q4’07

•                  Company reiterates expectation of operating profitability in 2H’09

Boston, Massachusetts — March 5, 2009 - Satcon Technology Corporation (NASDAQ CM:SATC), a leading provider of utility scale distributed power solutions for the renewable energy market, today announced its financial results for the fourth quarter and year ended December 31, 2008.  The company’s financials reflect the sales of its Electronics and Motors businesses during the third quarter.

Satcon reported revenue for the fourth quarter of $19.3 million, up from $12.2 million in the fourth quarter of fiscal 2007.  For the full year 2008, revenue grew 49% to $62.5 million from $42.0 million in the twelve months ended 2007.  Fourth-quarter 2008 gross margin was 24%, compared with -3% in the same period of 2007.  These improvements reflect Satcon’s continued focus on material cost reductions and manufacturing efficiencies.

Net loss from continuing operations for the fourth quarter was approximately $0.6 million, compared with $7.8 million for the fourth quarter of 2007.  Fourth-quarter 2008 net loss included restructuring costs of $0.3 million, offset by approximately $1.1 million related to the valuation of the company’s warrant liabilities.  For the twelve months ended December 31, 2008, net loss from continuing operations was $12.3 million, compared with a net loss from continuing operations of $16.6 million for the full year of 2007.

Net loss attributable to common shareholders was $977,000, or ($0.02) per share, and $17.4 million, or ($0.34) per share, for the three and twelve-month periods ending December 31, 2008, respectively.

Cash and cash equivalents at December 31, 2008 were $10.0 million, compared with $10.5 million at September 27, 2008.

The company reported an ending backlog on December 31, 2008 of approximately $23 million, compared with backlog of $37 million on September 27, 2008.  The decrease in backlog for the December quarter was due to the impact of the challenging macroeconomic environment.  In addition, Satcon’s strengthened position in the solar photovoltaic (PV) market has made the company more vulnerable to normal seasonality in the industry.

MANAGEMENT COMMENTS

“2008 was a year of impressive growth and significant accomplishments for Satcon,” said Steve Rhoades, President and Chief Executive Officer of Satcon.  “We achieved strong financial results on the top line, and continued to improve our gross margin by over 27 points year over year.  Our performance was driven by our ability to improve our operational and manufacturing efficiencies, make sound investments in our core business, and provide a stronger product and service portfolio to our customers.”

BUSINESS HIGHLIGHTS

Strategic Accomplishments

•                  Divested the non-core Electronics and Motors business segments to realign the business and company growth strategy to focus on renewable energy solutions for the solar market.

•                  Expanded the management team, sales and marketing, and other core operational functions to support the company’s new growth strategy.

•                  Increased manufacturing capacity by 50% to 100 megawatts (MW) per quarter in response to the increased demand for the company’s large-scale renewable energy solutions.

Product Offering Expansion

•                  Introduced the world’s first 1 MW photovoltaic inverter designed with advanced features for large-scale installations.  The 1 MW inverter provides solutions to ensure maximum energy delivery over longer distances typical for large area array systems.  Satcon received its first orders for the 1MW system in the first quarter of 2009.

•                  Launched several innovative product and service offerings through the PowerGate® Plus suite of solutions including its:  3 MW Fuel Cell inverter; 100kW hybrid PV inverter; PowerGate Plus smart combiner; and the PV industry’s first 20 year, 99% uptime guarantee available on all its PowerGate Plus PV inverters.

Landmark Supply Agreements

•                  Signed a strategic 40 MW supply agreement with Siliken Renewable Energy, the North American subsidiary of Spanish-based system integrator Siliken SA.  The agreement provides Siliken and its customers Satcon’s large-scale renewable energy solutions for distribution throughout North America and overseas.

•                  Entered into a three-year 180 MW supply agreement with Samsung C&T Corporation.  The agreement provides Samsung the rights to market and sell Satcon’s renewable energy solutions globally.

•                  Signed a 20 MW agreement with Europe’s largest private power utility, Energy 21, to supply large-scale renewable energy solutions to solar plants in the Czech Republic and Slovakia.

Notable PV Projects

•                  Provided large-scale renewable energy solutions for a 12 MW solar installation atop the General Motors car manufacturing facility in Zaragoza, Spain.  The installation is currently the world’s largest rooftop solar array.

•                  Received a 2.36 MW award from American Capital Energy to provide renewable energy solutions for a solar project atop the Atlantic City Convention Center, one of the largest single rooftop solar arrays in North America.

Industry Awards

•                  As a recognized leader in the PV inverter market, Satcon was awarded the Solar Energy Grid Integration Systems (SEGIS) contract by Sandia Laboratories to develop the next generation of clean energy technologies required to increase the usage of PV systems into the energy network.

BUSINESS OUTLOOK

“Looking ahead, we expect the long-term solar market trends to be promising, and we are encouraged by the commitment President Obama’s stimulus package has placed on renewable energy solutions and technologies,” said Rhoades.  “Given these factors, we continue to believe Satcon will achieve operating profitability in the second half of 2009.  However, in line with many companies in the solar industry, we believe our business may be adversely affected by both seasonal factors and the impact of the challenging economic environment in the first half of 2009.”

“Despite the current macroeconomic environment, we continue to make considerable strides in completing major infrastructure improvements that broaden our geographic reach, increase our capacity and strengthen our position as a leading clean technology provider for large scale, and utility grade power solutions,” Rhoades concluded.

Conference Call Reminder

The company will hold a conference call to review its financial results and business highlights today, March 5, 2009 at 5:00 p.m. ET.  During the conference call, the company may answer questions concerning business and financial developments and trends, and other business and financial matters. The company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.

The conference call will be webcast live over the Internet and can be accessed on the Investor Relations section of the company’s website at www.Satcon.com.  The conference call also can be accessed by dialing (877) 852-6543 (U.S. and Canada) or (719) 325-4828 (International).  Interested parties that are unable to listen to the live call may access an archived version of the webcast on Satcon’s website.

About Satcon

Satcon Technology Corporation is a leading provider of utility scale distributed power solutions for the renewable energy market, enabling the industry’s most advanced, reliable, and proven clean energy alternatives.  For over 23 years, Satcon has designed and delivered the next generation of efficient energy systems for solar photovoltaic, stationary fuel cells, wind-turbines, and energy storage systems.  To learn more about Satcon, please visit www.Satcon.com.

Safe Harbor

Statements made in this document that are not historical facts or which apply prospectively are forward-looking statements that involve risks and uncertainties.  These forward-looking statements are identified by the use of terms and phrases such as “will,” “intends,” “believes,” “expects,” “plans,” “anticipates” and similar expressions.  Investors should not rely on forward looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the company’s expectation.  Additional information concerning risk factors is contained from time to time in the company’s SEC filings, including its Annual Report on Form 10-K and other periodic reports filed with the SEC.  Forward-looking statements contained in this press release speak only as of the date of this release.  Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date.  The company expressly disclaims any obligation to update the information contained in this release.

Contact:

Leah Gibson

Investor Relations Manager

Satcon Technology Corporation

(617) 897-2400

leah.gibson@Satcon.com

SATCON TECHNOLOGY CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$9,957,716	$12,615,566
Restricted cash and cash equivalents	84,000	84,000
Accounts receivable, net of allowance of $168,219 and $124,279 at December 31, 2008 and 2007, respectively	11,471,671	8,532,141
Unbilled contract costs and fees	398,707	536,567
Inventory	11,457,532	13,807,201
Prepaid expenses and other current assets	1,040,441	1,002,187
Current assets of discontinued operations	—	5,384,412

Total current assets	$34,410,067	$41,962,074
Property and equipment, net	1,964,968	1,765,453
Goodwill, net	123,714	123,714
Intangibles, net	398,526	793,739
Other long-term assets	—	32,931
Non-current assets of discontinued operations	—	1,930,766

Total assets	$36,897,275	$46,608,677

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Current portion of long-term debt	$3,000,000	$—
Accounts payable	8,588,313	7,631,486
Accrued payroll and payroll related expenses	2,042,786	1,838,792
Other accrued expenses	2,825,255	3,182,157
Accrued contract losses	1,131,370	1,300,000
Accrued restructuring costs	602,782	—
Deferred revenue	4,214,389	6,127,401
Current liabilities of discontinued operations	—	2,266,191
Total current liabilities	$22,404,895	$22,346,027

Long-term warrant liability	$2,407,438	$3,244,316
Long-term deferred revenue	2,512,794	1,545,050
Redeemable convertible Series B preferred stock (290 and 340 shares issued and outstanding at December 31, 2008 and 2007, respectively; face value $5,000 per share; liquidation preference $1,450,000 and $1,700,000, respectively	1,450,000	1,700,000
Other long-term liabilities	58,282	70,075
Non-current liabilities of discontinued operations	—	63,825
Total Liabilities	$28,833,409	$28,969,293

Commitments and contingencies (Note L)
Redeemable convertible Series C preferred stock (25,000 shares issued and outstanding at December 31, 2008 and 2007, face value $1,000 per share, liquidation preference $30,000,000 at December 31, 2008 and 2007)	17,248,593	13,276,091

Stockholders’ equity (deficit):
Common stock; $0.01 par value, 200,000,000 shares authorized; 51,479,822 and 49,803,979 shares issued and outstanding at December 31, 2008 and 2007, respectively	514,798	498,040
Additional paid-in capital	182,222,762	180,933,100
Accumulated deficit	(189,962,435)	(176,757,615)
Accumulated other comprehensive loss	(1,959,852)	(310,232)
Total stockholders’ equity (deficit)	$(9,184,727)	$4,363,293
Total liabilities and stockholders’ equity (deficit)	$36,897,275	$46,608,677

SATCON TECHNOLOGY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended
	December 31,
	2008	2007
Revenue:
Product revenue	$54,293,334	$33,032,641
Funded research and development and other revenue	8,228,769	8,994,582
Total revenue	$62,522,103	$42,027,223

Cost of revenue:
Cost of product revenue	$45,818,090	$33,455,956
Cost of funded research and development revenue	6,500,232	6,727,122
Total cost of sales	$52,318,322	$40,183,078

Gross profit	$10,203,781	$1,844,145

Operating expenses:
Research and development	$5,061,472	$2,256,088
Selling, general and administrative	16,632,869	9,601,195
Restructuring charges	1,398,140	—
Amortization of intangibles	314,288	314,289
Total operating expenses from continuing operations	$23,406,769	$12,171,572

Operating loss from continuing operations	$(13,202,988)	$(10,327,427)
Change in fair value of notes and warrants	264,628	(2,252,264)
Other (loss) income, net	707,450	(545,895)
Interest income	216,238	280,392
Interest expense	(329,459)	(3,787,380)

Net loss from continuing operations	$(12,344,131)	$(16,632,574)

Loss from discontinued operations, net	$(1,134,732)	$(1,133,203)
Gain on sale of discontinued operations, net	274,043	—

Net loss	$(13,204,820)	$(17,765,777)

Deemed dividend and accretion on Series C Preferred Stock	$(2,974,502)	$(11,947,881)
Dividend on Series C Preferred Stock	(1,250,000)	(100,000)

Net loss attributable to common stockholders	$(17,429,322)	$(29,813,658)

Net loss per weighted average share, basic and diluted:
From loss on continuing operations attributable to common shareholders	$(0.33)	$(0.63)
From loss on discontinued operations	$(0.02)	$(0.02)
From gain on sale of discontinued operations	$0.01	—

Net loss attributable to common stockholders per weighted average share, basic and diluted	$(0.34)	$(0.66)

Weighted average number of common shares, basic and diluted	50,684,564	45,433,539